Exhibit 99.1

Andy Wold

(425) 468-7676

FOR IMMEDIATE RELEASE

PACCAR Announces Excellent Sales and Earnings Results

October 21, 2003, Bellevue, Washington – “PACCAR Inc reported higher sales and net income for the third quarter and first nine months of 2003 compared with the same periods a year ago,” said Mark C. Pigott, chairman and chief executive officer.

Third quarter net sales and financial services revenues were $2.1 billion, compared to the $2.0 billion reported for the same period in 2002.  Net income was $132.5 million ($1.13 per diluted share) compared to the $128.9 million ($1.11 per diluted share) earned in the third quarter last year.

Net sales and financial services revenues for the first nine months of 2003 were $6.0 billion, 13 percent higher than the $5.3 billion last year.  For the first nine months of 2003, PACCAR reported net income of $367.4 million ($3.13 per diluted share), 47 percent greater than the $249.8 million ($2.15 per diluted share) earned in 2002.  Third quarter after-tax return on sales was 6.8 percent.  Annualized after-tax return on beginning equity was 18.8 percent.

“PACCAR posted strong results due to building best-in-class quality products, offering comprehensive aftermarket products and services and ongoing rigorous cost control measures,” said Pigott.  “PACCAR’s truck brands are global industry leaders in both durability and resale value, which create a superior life-cycle cost advantage for our customers.  In the third quarter, PACCAR truck divisions (either Kenworth or Peterbilt) received the highest customer satisfaction awards in all four segments of the prestigious J.D. Power and Associates Heavy-Duty Truck Customer Satisfaction Study.*  This is a tremendous achievement by Kenworth and Peterbilt.”

Extensive Capital Investment Programs

PACCAR has continued to accelerate its comprehensive reinvestment program to ensure that all its products and services exceed world benchmark standards for customer satisfaction.  Recent investments and actions by PACCAR include the following:

•                                          PACCAR has invested more than $225 million in European truck operations over the past five years, including the update of the entire range of DAF truck products, assembly tooling and production lines, as well as developing industry-leading engines that met Euro III emission requirements two years early.

•                                          PACCAR Parts is nearing completion of an 80,000-square-foot expansion of its Atlanta, Georgia parts distribution center and has opened its new 100,000-square-foot parts distribution center at Leyland, U.K.

•                                          Kenworth Truck Company has installed an automated paint system at its truck plant in Renton, Washington, and has commenced construction of a new Engineering Research Center adjacent to the Renton plant.

•                                          DAF Trucks launched the Electronic Dealership at its headquarters in Eindhoven, The Netherlands, to showcase current and future technologies available to its dealer network throughout Europe.

•                                          PACCAR Mexico recently installed a new chassis paint system and assembly line realignment resulting in improved efficiency and an increase in production capacity.

“PACCAR continues to set the profit and quality standard for the commercial vehicle industry worldwide due to these capital investments,” noted Pigott.  “In contrast, many competitors are trying to reorganize their operations as they struggle with high cost structures, product quality issues and significant pension and post-retirement liabilities.”

Global Truck Market Update

“North American industry truck orders and build rates have remained steady during 2003,” noted David Hovind, vice chairman.  “Truck operators are becoming increasingly comfortable with recently-introduced engine technology and appreciate the advantage that Kenworth and Peterbilt’s superior quality delivers to them.  PACCAR’s North American truck build rates will increase slightly during the fourth quarter to meet customer demand.  PACCAR’s market share of the U.S. and Canadian industry retail sales is currently 23.7 percent, retaining the share gains of recent years.  In addition, Kenworth is the quality and market share leader in Mexico and Australia.”

Tom Plimpton, president, said, “DAF is celebrating its 75-year anniversary and has increased its market share to 12.8 percent in the European heavy-duty truck market, even with a lower industry truck market.  DAF’s long-term market share target is to achieve a comparable penetration to PACCAR’s Class 8 results in North America.”

Financial Services Earnings Set Another Quarterly Profit Record

PACCAR’s Financial Services segment represents a portfolio of nearly 114,000 trucks and trailers, with total assets of over $5.3 billion.  Included in this segment is PACCAR Leasing, a major full-service truck leasing company in North America, with a fleet of over 15,000 vehicles.

Third quarter revenues were $118.3 million, compared to $110.2 million in the same quarter of 2002, and pretax income of $32.5 million increased 44 percent from $22.6 million in the third quarter last year.  For the nine-month period, revenues increased to $349.0 million compared to $322.0 million for the same period a year ago.  Nine-month pretax income was $88.0 million compared to $47.3 million in 2002.

“PACCAR’s Financial Services companies earned record profits in the third quarter as higher earning assets, improved finance margins and lower credit losses are contributing to the yearly income improvements,” said Mike Tembreull, vice chairman.  “PACCAR’s excellent profits and strong balance sheet result in a high credit rating, which enables the company to offer consistent, competitive finance and leasing services to PACCAR customers worldwide.”

“PACCAR Financial unveiled the newest release of its industry-leading finance system, the Online Transportation Information System (OTIS), in the third quarter,” added

Tembreull.  “This is a web-based finance program that streamlines the application and funding process for dealers and retail customers.”

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt, DAF and Foden nameplates. It also provides financial services and distributes truck parts related to its principal business. In addition, the Bellevue, Washington-based company manufactures winches under the Braden, Gearmatic and Carco nameplates.

PACCAR will hold a conference call with securities analysts to discuss third quarter 2003 earnings on October 21, 2003, at 8:30 a.m. Pacific time.  Interested parties may listen to the call by selecting “Live Webcast” at PACCAR’s homepage.

PACCAR shares are traded on the Nasdaq Stock Market, symbol PCAR, and its homepage can be found at www.paccar.com.

*            J.D. Power and Associates Heavy-Duty Truck Customer Satisfaction StudySM.  www.jdpower.com.

Kenworth:  “Highest in Customer Satisfaction among Pickup and Delivery Segment Class 8 Trucks.”  Peterbilt:  “Highest in Customer Satisfaction among Over the Road Segment Class 8 Trucks,”  “Highest in Customer Satisfaction among the Vocational Segment Class 8 Trucks,” “Highest in Customer Satisfaction with Heavy Duty Truck Dealer Service.”

# # #

PACCAR Inc

SUMMARY INCOME STATEMENTS

(in millions*)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2003	2002	2003	2002
Truck and Other:
Net sales and revenues	$1,940.2	$1,886.1	$5,638.5	$4,977.6
Cost of sales and revenues	1,695.9	1,627.9	4,930.3	4,383.7
Selling, general and administrative	82.7	82.6	258.4	261.2
Interest and other, net	1.3	(.1)	3.3	10.8
Truck and Other Income Before Income Taxes	160.3	175.7	446.5	321.9
Financial Services:
Revenues	118.3	110.2	349.0	322.0
Costs and expenses	85.8	87.6	261.0	274.7
Financial Services Income Before Income Taxes	32.5	22.6	88.0	47.3
Investment income	9.5	6.2	31.2	19.3
Total Income Before Income Taxes	202.3	204.5	565.7	388.5
Income taxes	69.8	75.6	198.3	138.7
Net Income	$132.5	$128.9	$367.4	$249.8

Net Income Per Share:
Basic	$1.14	$1.11	$3.15	$2.16
Diluted	$1.13	$1.11	$3.13	$2.15
Weighted Average Shares Outstanding:
Basic	116.7	115.7	116.5	115.5
Diluted	117.6	116.3	117.2	116.3
Dividends declared per share	$.22	$.20	$.64	$.60

* Except per share amounts.

PACCAR Inc

SUMMARY BALANCE SHEETS

(in millions of dollars)

	September 30	December 31
	2003	2002
ASSETS
Truck and Other:
Cash and marketable debt securities	$1,594.6	$1,273.4
Trade and other receivables, net	538.8	404.7
Inventories	290.7	310.6
Property, plant and equipment, net	839.1	818.4
Equipment on lease, taxes and other	864.7	783.1
Financial Services Assets	5,358.1	5,112.3
	$9,486.0	$8,702.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Truck and Other:
Accounts payable, deferred revenues and other	$2,232.8	$1,955.6
Dividend payable		71.4
Term debt	39.6	71.6
Financial Services Liabilities	4,121.5	4,003.2
STOCKHOLDERS’ EQUITY	3,092.1	2,600.7
	$9,486.0	$8,702.5

                                                                                                        #   #   #